SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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WYNN RESORTS, LIMITED

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WYNN RESORTS, LIMITED

3145 Las Vegas Boulevard South

Las Vegas, Nevada 89109

(702) 770-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On: May 4, 2004

To Our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Wynn Resorts, Limited, a Nevada corporation (the “Company”), will be held at the Executive Offices of Wynn Resorts, Limited, 3145 Las Vegas Boulevard South, Las Vegas, Nevada, on May 4, 2004, at 11:00 a.m. (local time), for the following purposes (which are more fully described in the Proxy Statement, which is attached and made a part of this Notice):

1.	To elect four directors to serve as such until the 2007 Annual Meeting of Stockholders and until their successors are elected and qualified, or until such director’s earlier death, resignation or removal;

2.	To approve the Wynn Resorts, Limited Annual Performance Based Incentive Plan for Executive Officers;

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ended December 31, 2004; and

4.	To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on March 31, 2004, the record date fixed by the Company’s Board of Directors, are entitled to notice of and to vote at the Annual Meeting. A complete list of these stockholders will be available for ten days prior to the Annual Meeting at the Company’s executive offices, located at 3145 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders of record as of the record date will be admitted to the Annual Meeting upon presentation of identification. Stockholders who own shares of the Company’s common stock beneficially through a bank, broker or other nominee will be admitted to the Annual Meeting upon presentation of identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. Any other persons will be admitted at the discretion of the Company, as seating is limited.

Whether or not you plan to attend the Annual Meeting, you are urged to read the Proxy Statement and then complete, sign and date the enclosed Proxy Card and return it as promptly as possible in the enclosed, postage-prepaid envelope to ensure the presence of a quorum for the Annual Meeting. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting and revoke your proxy in writing. Please note, however, that if your shares are held of record by a broker, bank or other nominee, and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Directors

Marc H. Rubinstein

Secretary

Las Vegas, Nevada

April 19, 2004

WYNN RESORTS, LIMITED

3145 Las Vegas Boulevard South

Las Vegas, Nevada 89109

PROXY STATEMENT

General Information

This Proxy Statement is furnished to stockholders in connection with the solicitation of proxies by the board of directors (the “Board of Directors”) of Wynn Resorts, Limited (“we” or the “Company”), for use at the Company’s Annual Meeting of Stockholders on May 4, 2004 (the “Annual Meeting”) to be held at the Executive Offices of Wynn Resorts, Limited, 3145 Las Vegas Boulevard South Las Vegas, Nevada, at 11:00 a.m. (local time) and at any adjournment or postponement of that meeting. Matters to be considered and acted upon at the Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement and are more fully outlined herein. Copies of our 2003 Annual Report to Stockholders, this Proxy Statement and the accompanying Proxy Card were first mailed to stockholders beginning on or about April 19, 2004.

The Board of Directors believes that the election of the director nominees named herein, the approval of the Wynn Resorts, Limited Annual Performance Based Incentive Plan for Executive Officers and the ratification of the appointment of the independent auditors are in the best interests of the Company and its stockholders, and recommends the approval of each of the proposals contained in this Proxy Statement.

Revocability of Proxies

Any stockholder giving a proxy may revoke it at any time prior to its exercise at the Annual Meeting by giving written notice of such revocation to the Secretary of the Company at the Company’s Executive Offices, by subsequently executing and delivering another proxy, or by voting by ballot and in person at the Annual Meeting. Attendance at the Annual Meeting in and of itself does not revoke a prior proxy.

Voting and Solicitation

Shares represented by duly executed and unrevoked proxies in the enclosed form received by the Board of Directors will be voted at the Annual Meeting in accordance with the specifications made therein by the stockholders, unless authority to do so is withheld. If no specification is made, shares represented by duly executed and unrevoked proxies in the enclosed form will be voted FOR the election as directors of the nominees listed herein, FOR the approval of the Wynn Resorts, Limited Annual Performance Based Incentive Plan for Executive Officers, FOR the ratification of the appointment of the independent auditors as described herein and, with respect to any other matter that may properly come before the Annual Meeting, in the discretion of the persons voting the respective proxies.

The cost of preparing, assembling and mailing of proxy materials will be borne by the Company. Directors, executive officers and other employees may also solicit proxies but will not receive any special compensation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

At the close of business on March 31, 2004, the record date for determining stockholders entitled to vote at the Annual Meeting, 82,168,484 shares of the Company’s common stock, $.01 par value, were outstanding. Each stockholder is entitled to one vote for each share of common stock held of record on that date on all matters presented at the Annual Meeting.

A plurality of the votes cast in person or by proxy at the Annual Meeting will be required for the election of the director nominees. Under Nevada law, shares as to which a stockholder abstains or withholds from voting on the election of directors and shares to which a broker indicates that it does not have discretionary authority to vote on the election of directors will not be counted as voting thereon and therefore will not affect the election of the nominees receiving a plurality of the votes cast. However, those shares will be counted for purposes of determining whether there is a quorum.

For each item other than the election of directors to be acted upon at the Annual Meeting, the affirmative vote of a majority of the votes cast in person or by proxy will be required for approval. Although counted for purposes of determining whether there is a quorum, abstentions, and broker non-votes will not be counted as voting thereon and therefore will not affect the vote on these proposals.

The stockholders of the Company have no dissenter’s or appraisal rights in connection with any of the proposals described herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2004, certain information regarding the shares of the Company’s common stock beneficially owned by: (i) each director and nominee for director; (ii) each stockholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of the Company’s common stock based on information reported on Forms 13D or 13G filed with the Securities and Exchange Commission (the “SEC); (iii) each of the executive officers named in the Summary Compensation Table; and (iv) all executive officers, directors and director nominees as a group.

	Beneficial Ownership Of Shares(1)
Name and Address of Beneficial Owner (2)	Number	Percentage
Stephen A. Wynn(3)(4)	24,549,222	29.88%

Kazuo Okada(3)(5)	24,549,222	29.88%

Aruze USA, Inc.(3)(5) 745 Grier Drive Las Vegas, NV 89119	24,549,222	29.88%

Baron Capital Group, Inc.(6) 767 Fifth Avenue New York, NY 10153	9,501,089	10.36%

Bank of America Corporation(7) 100 North Tryon Street Charlotte, NC 28255	4,702,088	5.72%

Ronald J. Kramer(8)	316,646	*

Robert J. Miller(9)	10,000	*

John A. Moran(9)(10)	131,000	*

Alvin V. Shoemaker(9)	19,000	*

D. Boone Wayson(11)	62,000	*

Elaine P. Wynn(12)	24,549,222	29.88%

Stanley R. Zax(9)(13)	1,010,000	1.23%

Allan Zeman(9)	10,000	*

Marc D. Schorr(14)(15)	355,723	*

John Strzemp(14)(16)	215,223	*

Marc H. Rubinstein(17)	6,260	*

All Directors and Executive Officers as a Group (16 persons) (18)	51,815,965	62.90%

*	Less than one percent
(1)	This table is based upon information supplied by officers, directors, nominees for director, principal stockholders and the Company’s transfer agent, and contained in Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, the Company believes each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 82,168,484 shares of Company’s common stock outstanding as of March 31, 2004, adjusted as required by the rules promulgated by the SEC.

(2)	Unless otherwise indicated, the mailing address of each of the named parties in this table is: c/o Wynn Resorts, Limited, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109.
(3)	Does not include shares that may be deemed to be beneficially owned by virtue of the Stockholders Agreement, dated April 11, 2002, by and among Stephen A. Wynn, Aruze USA, Inc. (Aruze USA”) and Baron Asset Fund. Under this agreement, Mr. Wynn and Aruze USA have agreed to vote their shares of the Company’s common stock for a slate of directors, a majority of which, including at least two independent directors, will be designated by Mr. Wynn, and the remaining members of which will be designated by Aruze USA.
(4)	Does not include shares held by Aruze USA, which may be deemed to be beneficially owned by Mr. Wynn by virtue of the Buy-Sell Agreement, dated as of June 13, 2002, by and among Stephen A. Wynn, Mr. Okada, Aruze USA and Aruze Corp. that permits Mr. Wynn to acquire Aruze USA’s shares of the Company’s common stock upon certain events related to licensing under Nevada gaming laws.
(5)	Aruze USA, Inc. is a wholly-owned subsidiary of Aruze Corp., a Japanese Corporation. Mr. Okada has a controlling interest in Aruze Corp and is its president. The information provided is based upon a Schedule 13D, dated October 30, 2002, filed by Aruze USA, Inc., Aruze Corp. and Kazuo Okada.
(6)	Baron Capital Group, Inc. (“BCG”) is deemed to have beneficial ownership of these shares, which are held by BCG or entities that it controls. BCG disclaims beneficial ownership of the shares held by its controlled entities (or the investment advisory clients thereof) to the extent that persons other than BCG hold such shares. The information provided is based upon a Schedule 13G/A dated February 13, 2004, filed by BCG and its affiliates: Bamco, Inc.; Baron Capital Management, Inc.; Barron Asset Fund; and Ronald Baron. The Schedule 13G filed with the SEC indicates this share number includes shares issuable upon conversion of convertible bonds, but does not indicate how many shares are issuable upon such conversion.
(7)	Bank of America Corporation (“BAC”) is deemed to have beneficial ownership of these shares, which are held by BAC or entities that it controls. The information provided is based upon a Schedule 13G dated February 17, 2004, filed by BAC and its affiliates: NB Holdings Corporation; Bank of America NA; Bank of America Capital Management LLC; Banc of America Securities, LLC; Banc of America Advisors, LLC; NationsBanc Montgomery Holdings Corporation; Marsico Management Holdings, L.L.C.; and Marsico Capital Management, LLC. The Schedule 13G filed with the SEC does not indicate whether such share number includes shares issuable upon conversion of debentures.
(8)	Includes (i) 189,723 shares of restricted stock granted pursuant to the Company’s 2002 Stock Incentive Plan and subject to a Restricted Stock Agreement which provides that such grant will vest in its entirety on May 31, 2005, or upon the earlier death of Mr. Kramer; (ii) 50,000 shares subject to an immediately exercisable option to purchase the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan at an exercise price of $14.91; and (iii) 7,615 shares of the Company’s common stock held by Mr. Kramer’s children, for which Mr. Kramer’s spouse is the custodian and Mr. Kramer disclaims beneficial ownership.
(9)	Includes 10,000 shares of the Company’s common stock subject to an immediately exercisable option to purchase the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan at an exercise price of $13.74.
(10)	Includes: (i) 120,000 shares of the Company’s common stock held by Texas Gulf Partners in which Mr. Moran is a partner; and (ii) 1,000 shares of the Company’s common stock held by the Carol Moran Trust for the benefit of Mr. Moran’s wife, for which Mr. Moran disclaims beneficial ownership.
(11)	Includes: (i) 10,000 shares subject to an immediately exercisable option to purchase the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan at an exercise price of $15.63; and (ii) 2,000 shares of the Company’s common stock held by 3W LLC, a limited liability company in which Mr. Wayson has a one-third ownership interest.
(12)	Includes 24,549,222 shares of the Company’s common stock registered in the name of Mrs. Wynn’s husband, Stephen A. Wynn.
(13)	Includes 1,000,000 shares of the Company’s common stock held by Zenith Insurance Company, a wholly-owned subsidiary of Zenith National Insurance Corp., of which Mr. Zax is President and Chairman of the Board. Mr. Zax disclaims beneficial ownership of the shares held by Zenith Insurance Company.

(14)	Includes 189,723 shares of restricted stock granted pursuant to the Company’s 2002 Stock Incentive Plan and subject to a Restricted Stock Agreement. Each grant will vest in its entirety on the following dates: November 1, 2004 for Mr. Strzemp; and May 31, 2005 for Mr. Schorr. Each grant will also vest in its entirety upon the death of the grantee.
(15)	Includes (i) 50,000 shares subject to an immediately exercisable option to purchase the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan at an exercise price of $15.40 per share; and (ii) 116,000 shares of the Company’s common stock held in trust for the benefit of Mr. Schorr and his wife.
(16)	Includes (i) 25,000 shares subject to an immediately exercisable option to purchase the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan at an exercise price of $15.40 per share; and (ii) 500 shares of the Company’s common stock held by Mr. Strzemp’s mother for which Mr. Strzemp disclaims beneficial ownership.
(17)	Includes (i) 6,250 shares subject to an immediately exercisable option to purchase the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan at an exercise price of $13.25 per share; and (ii) 10 shares of the Company’s common stock held in a custodial account for the benefit of Mr. Rubinstein’s child, for which Mr. Rubinstein is the custodian and disclaims beneficial ownership.
(18)	Includes 189,723 shares of restricted stock for each of DeRuyter O. Butler, W. Todd Nisbet and Roger P. Thomas and made pursuant to the Company’s 2002 Stock Incentive Plan and subject to Restricted Stock Agreements. Each grant vests in its entirety on the following dates: May 31, 2006 for Messrs. Butler and Thomas; and June 30, 2006 for Mr. Nisbet. Each grant will also vest in its entirety upon the death of the grantee. Also includes 12,500 shares subject to an immediately exercisable option granted to Mr. Nisbet to purchase the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan at an exercise price of $15.40 per share.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s Second Amended and Restated Articles of Incorporation (the “Articles”) and Third Amended and Restated Bylaws, as amended (the “Bylaws”), require that the number of directors on the Board of Directors be not less than one nor more than thirteen. Presently, the Board of Directors is set at ten directors and is staggered into three classes. Class I consists of Elaine P. Wynn, Ronald J. Kramer and John A. Moran, whose terms expire in 2006. Class II consists of Stephen A. Wynn, Alvin V. Shoemaker, D. Boone Wayson and Stanley R. Zax, whose terms expire in 2004. Class III consists of Kazuo Okada, Robert J. Miller and Allan Zeman, whose terms expire in 2005. At each annual meeting, the terms of one class of directors expire. Each director nominee is elected to the Board of Directors for a term of three years. The Board of Directors has determined that each of the directors, except Mr. and Mrs. Wynn, Mr. Okada and Mr. Kramer, are independent within the meaning of the listing standards of the National Association of Securities Dealers (the “NASD”).

At the Annual Meeting four Class II directors are to be elected to serve until the 2007 Annual Meeting of Stockholders and until their successors are elected and qualified, or until such director’s earlier death, resignation or removal. Unless authority to vote for directors is withheld in the Proxy Card, stock represented by the accompanying Proxy will be voted FOR the election of the four nominees listed below. The persons designated as proxies will have discretion to cast votes for other persons in the event any nominee for director is unable to serve or for good cause will not serve. At present, it is not anticipated that any nominee will be unable to serve or for good cause will not serve.

The names and certain information concerning the persons to be nominated as directors by the Board of Directors at the Annual Meeting are set forth below.

Stephen A. Wynn.    Mr. Wynn has served as Chairman of the Board and Chief Executive Officer of the Company since June 2002. From April 2000 to September 2002, Mr. Wynn was the managing member of Valvino Lamore LLC, the Company’s predecessor and its wholly-owned subsidiary. Mr. Wynn also serves as an officer and/or director of several of our subsidiaries. From 1973 until 2000, Mr. Wynn served as Chairman of the Board, President and Chief Executive Officer of Mirage Resorts, Incorporated, and its predecessor. Mr. Wynn is a Trustee of the University of Pennsylvania. Mr. Wynn is married to Elaine P. Wynn.

Alvin V. Shoemaker.    Mr. Shoemaker has served as a director since December 2002. Mr. Shoemaker is currently retired and was the chairman of the board of First Boston Inc. and of the First Boston Corp. from April 1983 until his retirement in January 1989, at the time of its sale to Credit Suisse Bank. Mr. Shoemaker is a member of the board of directors of Hanover Compressor Co. and Frontier Bank.

D. Boone Wayson.    Mr. Wayson has served as a director since August 2003. Mr. Wayson has been a principal of Wayson’s Properties, Incorporated, a real estate development and holding company, since 1970. He also serves as an officer and/or director of other real estate and business ventures. From 2000 through May 2003, Mr. Wayson served as a member of the Board of Directors of MGM Mirage and from 1987 through May 2000, he served as a member of the board of directors of Mirage Resorts, Incorporated.

Stanley R. Zax.    Mr. Zax has served as a director since October 2002. Since 1977, Mr. Zax has served as Chairman of the Board, and, since 1978, has served as President, CEO and Chairman of the Board of Zenith National Insurance Corp., a New York Stock Exchange company. Zenith National Insurance Corp. and Zenith Insurance Company, its wholly-owned subsidiary, are engaged in the property-casualty insurance business.

The affirmative vote of a plurality of all the votes cast at the Annual Meeting is required to approve the foregoing proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the directors, executive officers and certain key management personnel of the Company and certain of its subsidiaries as of March 31, 2004. All directors hold their positions until their terms expire and until their respective successors are elected and qualified. Executive officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors subject to applicable employment agreements.

Name	Age	Position
Stephen A. Wynn	62	Chairman of the Board and Chief Executive Officer
Kazuo Okada	61	Vice Chairman of the Board
Ronald J. Kramer	45	Director and President
Robert J. Miller	59	Director
John A. Moran	72	Director
Alvin V. Shoemaker	65	Director
D. Boone Wayson	51	Director
Elaine P. Wynn	61	Director
Stanley R. Zax	66	Director
Allan Zeman	55	Director
Marc D. Schorr	56	Chief Operating Officer
John Strzemp	52	Executive Vice President-Chief Financial Officer and Treasurer
DeRuyter O. Butler	48	Executive Vice President-Architecture, Wynn Design & Development
W. Todd Nisbet	36	Executive Vice President-Project Director, Wynn Design & Development
Roger P. Thomas	52	Executive Vice President-Design, Wynn Design & Development
Marc H. Rubinstein	42	Senior Vice President-General Counsel and Secretary

Set forth below are the Class I and Class III directors whose terms do not expire this year together with non-director executive officers and certain key management personnel of the Company, along with certain information regarding these individuals.

Kazuo Okada. Mr. Okada has served as Vice Chairman of the Board since October 2002. Mr. Okada founded Aruze Corp., a Japanese manufacturer of pachislot and pachinko machines, amusement machines and video game software, in 1969 and serves as its President. Mr. Okada is the Chairman of Aruze USA, a subsidiary of Aruze Corp. Mr. Okada also owns, and is currently licensed by the Nevada Gaming Commission to own the shares of, Universal Distributing of Nevada, Inc., a gaming machine supplier company. Mr. Okada also serves as Chairman of Adores Corporation, a subsidiary of Aruze Corp. and an operator of amusement centers in Japan. In addition, Mr. Okada serves as the President of Universal Gaming of Nevada, Inc., a director of SETA Corp. in Japan and a director of Pacific Gaming PTY Ltd in Australia.

Ronald J. Kramer. Mr. Kramer has served as President of the Company and as one of its directors since October 2002. Mr. Kramer also served as President of Wynn Resorts Holdings, a wholly-owned indirect subsidiary of Wynn Resorts, from April to October 2002. From July 1999 to October 2001, Mr. Kramer was a Managing Director at Dresdner Kleinwort Wasserstein, an investment banking firm, and at its predecessor Wasserstein Perella & Co. Mr. Kramer served as Chairman and Chief Executive Officer of Ladenburg Thalmann Group Inc. from May 1995 to July 1999. Mr. Kramer is a member of the board of directors of Monster Worldwide, Griffon Corporation, Lakes Entertainment, Inc. and New Valley Corporation.

Robert J. Miller. Mr. Miller has served as a director since October 2002. Mr. Miller has been a partner of the Nevada law firm of Jones Vargas since January 1999. He has also been a partner in Miller & Behar Strategies since January 2003. From January 1989 until January 1999, he served as Governor of the State of Nevada, and, from 1987 to 1989, he served as Lieutenant Governor of the State of Nevada. Mr. Miller serves as a director of Zenith National Insurance Corp., Newmont Mining Corporation, International Game Technology and America West Holdings Corporation.

John A. Moran. Mr. Moran has served as a director since October 2002. Mr. Moran is the retired Chairman of Dyson-Kissner-Moran Corporation, a private investment entity. Mr. Moran is the honorary Co-Chairman of the Republican Leadership Council of Washington, D.C. He served as Chairman of the Republican National Finance Committee from 1993 to 1995 and subsequently became National Finance Chairman of the Dole for President campaign. Mr. Moran is currently a member of the board of directors of Bessemer Securities Corporation, the Chief Executives Organization and Critical Mass Ventures.

Elaine P. Wynn.    Mrs. Wynn has served as a director of the Company since October 2002. Mrs. Wynn has also served as Co-Chairperson of the Greater Las Vegas Inner-City Games Foundation since 1996 and currently serves on the Executive Board of the Consortium for Policy Research in Education and the Council to Establish Academic Standards in Nevada. Mrs. Wynn has been active in civic and philanthropic affairs in Las Vegas for many years and has received numerous honors for her charitable and community work. Mrs. Wynn served as a director of Mirage Resorts, Incorporated from 1976 until 2000. Mrs. Wynn is married to Stephen A. Wynn.

Allan Zeman.    Mr. Zeman has served as a director since October 2002. Mr. Zeman has served as chairman of Lan Kwai Fong Holdings Limited, a company engaged in property investment and development, since July 1996. From 1994 to February 2002, Mr. Zeman served as chairman of Colby International Limited, a group engaged in sourcing apparel. Mr. Zeman also serves as a director of Mighty Pacific Investment Inc.

Marc D. Schorr.    Mr. Schorr serves as Chief Operating Officer of the Company, a position he has held since June 2002 and also serves as the Chief Executive Officer and President of Wynn Las Vegas, LLC. From June 2000 through April 2001, Mr. Schorr served as Chief Operating Officer of Valvino Lamore, LLC. From January 1997 through May 2000, Mr. Schorr served as President of The Mirage Casino-Hotel, a gaming company and then a wholly-owned subsidiary of Mirage Resorts, Incorporated.

John Strzemp.    Mr. Strzemp serves as Executive Vice President-Chief Financial Officer of the Company, a position he has held since September 2002. Mr. Strzemp has also served as the Company’s Treasurer since March 2003. Since November 2001, Mr. Strzemp has served as Executive Vice President and Chief Financial Officer of Wynn Resorts Holdings. Mr. Strzemp was Executive Vice President, Chief Financial Officer of Bellagio, LLC, a gaming company and then a wholly-owned subsidiary of Mirage Resorts, Incorporated., from April 1998 to October 2000, and President of Treasure Island Corp., a gaming company and then a wholly-owned subsidiary of Mirage Resorts, Incorporated., from January 1997 to April 1998.

DeRuyter O. Butler.    Mr. Butler has served as Executive Vice President-Architecture of Wynn Design & Development, LLC, a wholly-owned indirect subsidiary of the Company since June 2000. In 2000, Mr. Butler co-founded Butler/Ashworth Architects, Ltd., LLC, an architecture firm, and has served as its Executive Vice President of Architecture since March 2000. From December 1982 to May 2000, Mr. Butler served as Director of Architecture of Atlandia Design & Furnishings, Inc., a construction supervision and design company and then a wholly-owned subsidiary of Mirage Resorts, Incorporated.

W. Todd Nisbet.    Mr. Nisbet has served as Executive Vice President-Project Director of Wynn Design & Development, LLC a wholly-owned indirect subsidiary of the Company since July 2000. From 1999 to 2000, Mr. Nisbet served as Vice President Operations of Marnell Corrao Associates, Inc., a design/build firm and, from 1995 to 1999, Mr. Nisbet was Senior Project Manager of Marnell Corrao.

Roger P. Thomas.    Mr. Thomas has served as Executive Vice President-Design for Wynn Design & Development, LLC, a wholly-owned indirect subsidiary of the Company since June 2000. From April 1981 to May 2000, Mr. Thomas served as Vice President—Design of Atlandia Design & Furnishings, Inc., a construction supervision and design company and then a wholly-owned subsidiary of Mirage Resorts, Incorporated.

Marc H. Rubinstein.    Mr. Rubinstein serves as Senior Vice President, General Counsel and Secretary of the Company, a position he has held since September 2002. Since April 2001, Mr. Rubinstein has also served as

Senior Vice President-General Counsel of Wynn Resorts Holdings and since June 2000, as Senior Vice President-General Counsel of Valvino Lamore, LLC. From October 1992 to December 1999, Mr. Rubinstein served as Senior Vice President-General Counsel & Secretary of Desert Palace, Inc., a gaming company that did business as Caesars Palace and was a wholly-owned subsidiary of Caesars World, Inc. From February 1996 to June 2000, Mr. Rubinstein also served as Senior Vice President and General Counsel of the Sheraton Desert Inn Corporation, a gaming company that did business as The Desert Inn, then a wholly-owned subsidiary of ITT Sheraton Corp. (and later of Starwood Hotels & Resorts Worldwide, Inc.).

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Meetings of the Board of Directors

The Board of Directors met four times during 2003. The Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. During 2003, none of the members of the Board of Directors, other than Mr. Okada, attended less than 75% of the aggregate number of meetings of the Board of Directors held while they were members of the Board. Also during 2003, none of the members of the Board of Directors attended fewer than 75% of the aggregate number of meetings held by the committees of the Board of Directors of which he or she was a member, other than Mr. Wayson who missed one committee meeting. The current members of each of the Board of Directors’ committees are listed below.

The Audit Committee

The Audit Committee is governed by a written charter adopted by the Board of Directors and composed entirely of the following independent directors: Stanley R. Zax, Chairman, Alvin V. Shoemaker and John A. Moran. Each member of the Audit Committee is independent under the listing standards of the NASD. Further, the Board of Directors has determined that Messrs. Zax and Moran are qualified as audit committee financial experts within the meaning of SEC regulations. During 2003, the Audit Committee met four times.

The Audit Committee meets periodically with the Company’s independent auditors, management and legal counsel to discuss accounting principles, financial and accounting controls, the scope of the annual audit, internal controls, regulatory compliance and other matters. The Audit Committee also advises the Board of Directors on matters related to accounting and auditing and appoints the Company’s independent auditors. The independent auditors have complete access to the Audit Committee without management present to discuss results of their audits and their opinions on adequacy of internal controls, quality of financial reporting, and other accounting and auditing matters.

The Compensation Committee

The Compensation Committee is composed entirely of the following independent directors: John A. Moran, Chairman, Robert J. Miller, Alvin V. Shoemaker and Stanley R. Zax. Each member of the Compensation Committee is independent under the listing standards of the NASD. During 2003, the Compensation Committee met four times.

The Compensation Committee reviews and takes action regarding terms of compensation, employment contracts and pension matters that concern certain officers and key employees of the Company. The Compensation Committee also reviews and takes action regarding grants of all stock options and restricted shares to directors and employees. The Compensation Committee also provides assistance and recommendations with respect to our compensation policies and practices, and assists with the administration of our compensation plans.

The Nominating and Corporate Governance Committee

The functions of the Nominating and Corporate Governance Committee (the “Nominating/Governance Committee”) include the following:

•	identifying and recommending to the Board, individuals qualified to serve as directors of the Company;

•	recommending to the Board, directors to serve on committees of the Board;

•	advising the Board with respect to matters of Board composition and procedures;

•	developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; and

•	overseeing the evaluation of the Board.

The Nominating/Governance Committee is governed by a charter, a current copy of which is attached hereto as Exhibit A (without exhibits).

The members of the Nominating/Governance Committee are Robert J. Miller, Chairman, D. Boone Wayson and Allan Zeman, each of whom is an independent director under the listing standards of the NASD. The Nominating/Governance Committee met four times during 2003.

Nominating Process.    The Nominating/Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating/Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Nominating/Governance Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	The name of the shareholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•	The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Nominating/Governance Committee and nominated by the Board.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109 and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company’s most recent Annual Meeting of Stockholders.

The Nominating/Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have a reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating/Governance Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Nominating/Governance Committee also seeks to have the Board represent a diversity of backgrounds and experience.

The Nominating/Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board. The Committee may from time-to-time engage the services of a firm that specializes in the identification of public company director candidates. As described above, the Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating/Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating/Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating/Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in comparison to any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

Stockholders Communications with Directors

The Board has established a process to receive communications from stockholders. Stockholders may contact any member (or all members) of the Board, any Board committee or any chair of any Board committee by mail. To communicate with the Board of Directors, any individual directors or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 3131 Las Vegas Boulevard South, Las Vegas, NV 89109.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the correspondence is addressed.

In addition, it is Company policy that each of our directors are invited and encouraged to attend the Annual Meeting. All but one of our directors were in attendance at the 2003 Annual Meeting.

Compensation of Directors

Directors who are not employees of the Company received a monthly fee of $4,000 for services as a director. Directors who serve on the Audit Committee, the Compensation Committee or the Nominating/Governance Committee receive an additional monthly fee of $1,000 per committee ($2,000 for committee chairman). All directors are reimbursed for expenses connected with attendance at meetings of the Board of Directors.

Each non-employee Director, other than D. Boone Wayson and non-employee directors who own more than five percent of the Company’s issued and outstanding common stock, received an option grant for 10,000 shares of the Company’s common stock on December 12, 2002. Each option is immediately exercisable and has a per share exercise price of $13.74, the market value of our common stock on December 12, 2002. Mr. Wayson joined our Board of Directors on August 11, 2003, and at such time was granted an immediately exercisable option for 10,000 shares of the Company’s common stock at a per share exercise price of $15.63, the market value of our common stock on August 11, 2003.

Robert J. Miller, a member of the Board of Directors, also receives a $25,000 annual retainer for his service as the Chairman of the Company’s Gaming Compliance Committee.

Compensation Committee Interlocks and Insider Participation

As noted above, the members of the Compensation Committee during 2003 were the following non-management directors: Messrs. Moran, Miller, Shoemaker and Zax. No member of the Compensation Committee is, or was, formerly one of our officers or employees. No interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who own more than 10% of the Company’s common stock to file reports of ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and 10% stockholders are also required to furnish the Company with copies of all Forms 3, 4 and 5 they file. Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all its executive officers, directors and greater than 10% beneficial owners complied with all the filing requirements applicable to them with respect to transactions during 2003, except that Messrs. Moran and Shoemaker were each late in filing one report with respect to one transaction.

CODE OF ETHICS

The Company has adopted a Code of Ethics applicable to its principal executive officer, principal financial officer and other senior financial officers. A copy of the Code of Ethics was filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

EXECUTIVE OFFICER COMPENSATION

The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer of the Company and to each of the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) (collectively, the “Named Executive Officers”), for services rendered to the Company and its affiliates in all capacities during the year ended December 31, 2003.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation
						Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock Award(s) ($)		Securities Underlying Options/SARs (#)	All Other Compensation ($)(1)
Stephen A. Wynn Chief Executive Officer of Wynn Resorts, Limited	2003	$1,326,923	$—	$109,213	(2)	$—		—	$11,437
	2002	197,115	—	63,060	(2)	—		—	—

Ronald J. Kramer (3) President of Wynn Resorts, Limited	2003	1,072,692	—	—		2,828,770	(4)	200,000	1,530
	2002	730,769	1,250,000	—		—		—	833

Marc D. Schorr Chief Operating Officer of Wynn Resorts, Limited	2003	788,461	—	—		—		200,000	6,000
	2002	118,269	—	—		2,513,830	(4)	—	139

John Strzemp Executive Vice President and Chief Financial Officer of Wynn Resorts, Limited	2003	509,000	150,000	—		—		100,000	7,267
	2002	459,692	150,000	—		2,513,830	(4)	—	7,122

Marc H. Rubinstein Senior Vice President and General Counsel of Wynn Resorts, Limited	2003	360,000	35,000	—		—		—	5,680
	2002	309,462	75,000	—		—		25,000	5,041

(1)	The following amounts are included in All Other Compensation: (i) the Company’s matching contributions made in fiscal year 2003 to the Company’s 401(k) Plan, as follows: Stephen A. Wynn ($6,000), Marc D. Schorr ($6,000), John Strzemp ($6,000) and Marc H. Rubinstein ($5,308) and (ii) executive life insurance premiums paid in 2003, as follows: Stephen A. Wynn ($5,437), Ronald J. Kramer ($1,530), John Strzemp ($1,267) and Marc H. Rubinstein ($372).
(2)	The following amounts are included in Other Annual Compensation: (i) in 2003, $64,900 for compensation and benefits of a driver whom we employ for Stephen A. Wynn’s business and personal use, and $44,313 related to the value of a vehicle provided by the Company for Mr. Wynn’s use; and (ii) in 2002, $55,000 for the salary of a driver whom we employee for Stephen A. Wynn’s business and personal use, and $8,060 for the value of accounting services provided to Mr. Wynn.
(3)	Mr. Kramer commenced his employment with the predecessor of the Company on April 1, 2002.
(4)	On December 11, 2002, Messrs. Strzemp and Schorr were each granted 189,723 shares of restricted stock, and on April 1, 2003, Mr. Kramer was granted 189,723 shares of restricted stock. As of December 31, 2003, the value of each of these grants was $5,314,141 based on a closing price of $28.01 per share on December 31, 2003. Mr. Strzemp’s grant vests in its entirety on November 1, 2004. Messrs. Kramer’s and Schorr’s grants vest in their entirety on May 31, 2005. There are no voting rights associated with any unvested shares and any distributions or dividends with respect to unvested shares are held by the Company and are released only upon vesting.

The following table provides information related to options to purchase the Company’s common stock granted to the Named Executive Officers during the year ended December 31, 2003, and the number and value of such options held as of the end of the year. For the year ended December 31, 2003, the Company did not grant any SARs.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
Name	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date
						5% ($)	10% ($)
Stephen A. Wynn	—		—	—	—	—	—
Ronald J. Kramer	200,000	(1)	13.86%	14.91	4/01/2013	1,875,364	4,752,540
Marc D. Schorr	200,000	(2)	13.86%	15.40	3/25/2013	1,936,995	4,908,727
John Strzemp	100,000	(2)	6.93%	15.40	3/25/2013	968,498	2,454,363
Marc H. Rubinstein	—		—	—	—	—	—

(1)	These options vest in four equal installments on April 1, 2004; April 1, 2005; April 1, 2006 and April 1, 2007.
(2)	These options vest in four equal installments on March 25, 2004; March 25, 2005; March 25, 2006 and March 25, 2007.

2003 Option Values

The following table provides information related to options to purchase the Company’s common stock held by the Named Executive Officers at December 31, 2003. None of the Named Executive Officers exercised options to purchase the Company’s common stock during the year ended December 31, 2003.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FY-END OPTION VALUES

	Number Of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value Of Unexercised In-The-Money Options At Fiscal Year-End ($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen A. Wynn	—	—	—	—
Ronald J. Kramer	—	200,000	—	2,620,000
Marc D. Schorr	—	200,000	—	2,522,000
John Strzemp	—	100,000	—	1,261,000
Marc H. Rubinstein	6,250	18,750	92,250	276,750

(1)	Options are “in-the-money” if, on December 31, 2003, the market price of the Company’s common stock exceeded the exercise price of such options. The value of such options is calculated by determining the difference between the aggregate market price of the Company’s common stock covered by the options on December 31, 2003, and the aggregate exercise price of such options. The market price of our common stock on December 31, 2003 was $28.01.

Employment Agreements

We have entered into employment agreements with each of the Named Executive Officers.

Each Named Executive Officer’s employment agreement is effective as of October 25, 2002, which is the effective date of our initial public offering, and has a term of five years, except that (a) Mr. Kramer’s employment agreement is effective as of April 1, 2003 and (b) Mr. Strzemp’s employment agreement terminates on October 31, 2005. Mr. Wynn’s employment agreement provides for an annual base salary of $1,250,000 for the first year, increasing by $500,000 each year to a maximum of $2,750,000 for the fourth and fifth years. Mr. Kramer’s employment agreement provides for an annual salary of $1,100,000 for the first year, $1,200,000 for the second year and $1,300,000 for the remainder of his term. Mr. Schorr’s employment agreement provides for an annual base salary of $750,000 for the first year and $1,000,000 for the remainder of his term. Mr. Strzemp’s employment agreement provides for an annual base salary of $509,000. Mr. Rubinstein’s employment agreement provides for an annual base salary of $360,000.

The other terms of the employment agreements are substantially similar for each Named Executive Officer, except as noted below. Each executive is eligible to receive a bonus and an increase in base salary at such times and in such amounts as our board of directors, in its sole and exclusive discretion, may determine. However, after our board of directors adopts a performance-based bonus plan, bonuses will be determined in accordance with the plan, except that Mr. Strzemp will be entitled to a minimum annual bonus of $150,000 during his term. Each executive will (i) be entitled to participate, to the extent that he is otherwise eligible, in all employee benefit plans that we maintain for our executives, (ii) receive reimbursement for reasonable business expenses (including entertainment, promotional, gift and travel expenses and club memberships) and (iii) be entitled to a minimum of four weeks paid vacation each year. In addition, we provide the use of a company car, including insurance, fuel and complete maintenance, at our sole cost and expense to each of Messrs. Wynn and Kramer, as well as a driver for Mr. Wynn.

If we terminate the employment of a Named Executive Officer without “cause,” or the executive terminates his employment upon our material breach of the agreement or for “good reason” following a “change of control” (as these terms are defined in the employment contracts), we will pay the executive a separation payment in a lump sum equal to (a) the executive’s base salary for the remainder of the term of the employment agreement, but not for less than one year, except that (i) Mr. Wynn’s salary portion of his separation payment shall be three times such amount and (ii) Mr. Rubinstein’s salary shall be for the 12 months immediately following his termination, (b) the bonus that the executive received for the preceding bonus period, projected over the remainder of the term (but not less than the preceding bonus that was paid), except that (i) Mr. Wynn’s bonus portion of his separation payment shall be three times such amount and (ii) Mr. Rubinstein’s bonus shall be projected over the 12 months following that preceding bonus period, (c) base salary and any accrued but unpaid vacation pay through the termination date and (d) an amount necessary to reimburse the executive for any golden parachute excise tax the executive incurs under Internal Revenue Code Section 4999.

Upon employment termination and in addition to the separation payment set forth above, the Named Executive Officers will also be entitled to health benefits coverage for the executive and his dependents under the same arrangements under which the executive was covered immediately before his termination, until the earlier of (i) the expiration of the period for which the separation payment is paid or (ii) the date the executive becomes covered under another group health plan not maintained by us.

Except with regard to Mr. Wynn, if a Named Executive Officer’s employment terminates for any other reason before the expiration of the term (e.g., because of the executive’s death, disability, discharge for cause or denial or revocation of gaming license), we will pay the executive only his base salary and any accrued but unpaid vacation pay through his termination date. If Mr. Wynn’s employment agreement is terminated as a result of death, complete disability or denial or revocation of his gaming license, then we will pay Mr. Wynn a separation payment equal to (a) his base salary for the remainder of the term of the employment contract, but not less than one year, (b) the bonus that Mr. Wynn received for the preceding bonus period projected over the remainder of the term, but not less than the preceding bonus that was paid, projected over one year, (c) any accrued but unpaid vacation pay through the date of termination, and (d) an amount necessary to reimburse him for any golden parachute excise tax. Mr. Wynn will also be entitled to health benefits coverage if his employment is terminated upon his complete disability. If we terminate Mr. Wynn’s employment for cause, we will pay him only his base salary and any vacation pay accrued but unpaid through his termination date.

Under the terms of Mr. Kramer’s agreement, on April 1, 2003, he received a restricted stock grant of 189,723 shares of the Company’s common stock that will vest in its entirety on the earlier of (i) May 31, 2005, provided that Mr. Kramer is still employed by us, or (ii) the date his employment is terminated (a) by reason of death or disability, (b) by us for any reason other than cause or (c) by Mr. Kramer upon our material breach of this agreement or for good reason upon a change of control. In addition, on April 1, 2003, Mr. Kramer received an option to purchase 200,000 shares of the Company’s common stock at an exercise price of $14.91 per share. This option vests 25% per year over a four-year period beginning April 1, 2004, provided that Mr. Kramer is still employed by us on such vesting dates. If Mr. Kramer’s employment is terminated by reason of death or disability or by Mr. Kramer upon our material breach of this agreement or for good reason upon a change of control, this option will become immediately vested and exercisable in full and remain exercisable for five years following such termination.

We will also provide to each of Messrs. Wynn, Kramer and Schorr and their families the right to personal use of our aircraft, and have entered into time-sharing agreements with each of executive that require, among other things, the executive to pay us the lesser of his and his family’s share of the direct costs that we incur in operating the aircraft or the amount required by applicable federal aviation regulations to be paid by each executive.

Indemnification

Our Articles of Incorporation eliminate liability of our directors and officers for damages for breach of fiduciary duty as directors and officers to the fullest extent permitted under Nevada law In this regard, Nevada law provides that a director or officer is not individually liable to a corporation for damages resulting from any act or failure to act in such director’s or officer’s official capacity except where it is proven that (i) such act or failure to act constituted a breach of such director’s or officer’s fiduciary duty and (ii) the breach of such duties involved intentional misconduct, fraud or a knowing violation of the law.

The Bylaws and Sections 78.7502 and 78.751 of the Nevada Revised Statutes contain provisions for indemnification of officers and directors of the Company and, in certain cases, employees and other persons. The Bylaws require the Company to indemnify such persons to the full extent permitted by Nevada law. Each such person will be indemnified in any proceeding if (i) such person is not found to have breached his or her fiduciary duties in a manner involving intentional misconduct, fraud or a knowing violation of the law, or (ii) such person acted in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action, had no reasonable cause to believe was unlawful. Indemnification would cover expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement.

The Bylaws and Section 78.752 of the Nevada Revised Statutes also provide that the Board of Directors may cause the Company to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not the Company would have the power to indemnify such person. The Company maintains directors’ and officers’ liability insurance.

The Company has entered into indemnification agreements (the “Indemnification Agreements”) with each director and certain officers, employees and agents of the Company. Each Indemnification Agreement provides for, among other things: (i) indemnification to the fullest extent permitted by law for an indemnified party (the “Indemnitee”) unless it is determined, as provided in the Indemnification Agreement, that indemnification is not permitted under law; and (ii) prompt advancement of expenses to any Indemnitee in connection with his or her defense against any claim.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of Audit Committee and Report of Executive Compensation shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any such filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

REPORT OF AUDIT COMMITTEE

Our role is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Company’s management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States of America.

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2003. We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. We have received the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the independent auditors their firm’s independence. Based on the review and discussion referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Audit Committee Stanley R. Zax, Chairman Alvin V. Shoemaker John A. Moran

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is composed entirely of non-management directors and is responsible for approving the compensation of the Company’s Chief Executive Officer, reviewing the compensation of other executive officers, including the executive officers named in the Summary Compensation Table, and approving stock awards, including stock options and restricted stock, for each executive officer. During the 2003 fiscal year, the Compensation Committee met on four occasions. The Chief Executive Officer and a majority of the executive officers were subject to employment agreements that were effective prior to the 2003 fiscal year; accordingly, other than with respect to Mr. Kramer’s compensation, the Compensation Committee did not determine the base compensation paid to the Company’s Chief Executive Officer or such other executive officers during the 2003 fiscal year. The Compensation Committee did make stock option and restricted stock grants as well as discretionary bonus awards to executive officers during the 2003 fiscal year. This report is provided by the Compensation Committee to assist stockholders in understanding the objectives and guidelines the Compensation Committee considers in establishing the compensation of executive officers.

Compensation of Executive Officers

During the 2003 fiscal year, all of the members of the Company’s senior management were bound by employment agreements. Most of those employment agreements were negotiated and executed prior to the formation of the Compensation Committee in October 2002. Employment agreements for certain members of senior management that were entered into during 2003 were approved by the Compensation Committee. All of the Company’s outstanding employment agreements with executive officers have terms that generally range from three to five years, and set minimum compensation for salary, bonuses and stock option grants. As part of its strategy to attract and retain high quality executive employees, the Compensation Committee’s policy is to pay executives base salaries that are competitive with salaries paid by other gaming, hospitality and development-stage companies, with the Company’s salaries being at or near the high end of the range. During 2003, the Compensation Committee engaged the services of a nationally recognized human resources consulting firm, which delivered to the Compensation Committee a report outlining compensation ranges for similarly situated executives, including salaries, bonuses and stock option grants.

Annual Incentives

The Compensation Committee intends to develop programs that will tie executive incentive compensation to the performance of the Company. With the exception of Mr. Rubinstein’s bonus, annual incentive awards for the year 2003 were defined by the terms of each of the executives’ employment contract and were not determined by the Compensation Committee. However, the Compensation Committee did award stock options, restricted stock and discretionary bonuses to certain executive officers during the 2003 fiscal year. In 2004, the Compensation Committee recommended for approval to the Board of Directors the adoption of a Wynn Resorts, Limited Annual Performance Based Incentive Plan for Executive Officers, for which your approval is sought under this Proxy Statement.

Long-Term Incentives

The Company has adopted a stock incentive plan designed to provide stock-based incentives to its officers. The Compensation Committee specifically approves all awards of stock options and restricted stock granted by the Company. The Compensation Committee may also use grants under the stock incentive plan to attract qualified individuals to work for the Company. The number of options to be granted to each executive officer will be based on the individual executive’s performance, tenure and future potential. During the year ended December 31, 2003, the Company granted stock option awards to officers with four-year vesting schedules and restricted shares with a 26-month vesting schedule.

Executive Compensation Program Philosophy and Objectives

The Compensation Committee’s primary objectives in setting compensation policies are to develop a program designed to retain the current management team, reward them for outstanding performance, and attract those individuals needed to implement the Company’s strategy.

2003 Compensation for the Chief Executive Officer

Stephen A. Wynn, our Chairman of the Board and Chief Executive Officer, and the Company entered into a five-year employment agreement prior to the establishment of the Compensation Committee. That agreement became effective on October 25, 2002, after the successful completion of the Company’s initial public offering, and provides for an annual base salary of $1,250,000 for the first year under the agreement and increases of $500,000 for each subsequent year, up to a maximum of $2,750,000 for each of the last two years of that agreement. During 2003, Mr. Wynn received $1,326,923 in base salary in accordance with the terms of his employment agreement. Mr. Wynn received no additional monetary or stock based incentive compensation in 2003. To the extent not already defined in Mr. Wynn’s employment agreement, the Committee intends to use the same philosophy generally described above to determine compensation for Mr. Wynn.

Limitation of Tax Deduction for Executive Compensation

Internal Revenue Code Section 162(m) prevents publicly traded companies from receiving a tax deduction on certain compensation paid to proxy-named executive officers in excess of $1,000,000 in any taxable year. The Compensation Committee does not believe that there will be any non-deductible compensation in 2003 based upon allowances provided under the provisions of Section 162(m). The Compensation Committee’s policy with respect to qualifying compensation paid to its executive officers for tax deductibility purposes is that executive compensation plans will generally be designed and implemented to maximize tax deductibility. However, non-deductible compensation may still be paid to executive officers when necessary for competitive reasons or to attract or retain a key executive, or where achieving maximum tax deductibility would be considered disadvantageous to the best interests of the Company.

Respectfully Submitted,

Compensation Committee John A. Moran, Chairman Robert J. Miller Alvin V. Shoemaker Stanley R. Zax

STOCK PERFORMANCE GRAPH

The graph below compares the total cumulative return of our common stock to (a) the Standard & Poor’s 500 Stock Index (“S&P 500”) and (b) the Dow Jones US Casino Index. The performance graph assumes that $100 was invested on October 31, 2002 in each of the common stock of Wynn Resorts, Limited, the S&P 500 and the Dow Jones US Casino Index and that all dividends were reinvested. The stock price performance shown in this graph is neither necessarily indicative of, nor intended to suggest, future stock price performance. Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the Stock Performance Graph shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any such filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

COMPARISON OF ONE YEAR CUMULATIVE TOTAL RETURN(*)

AMONG WYNN RESORTS, LIMITED, THE S&P 500 INDEX AND DOW JONES US CASINO INDEX

*	$100 INVESTED ON OCTOBER 31, 2002 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders Agreement.    Mr. Wynn, Aruze USA and Baron Asset Fund are parties to a stockholders agreement that establishes various rights among Mr. Wynn, Aruze USA and Baron Asset Fund with respect to the ownership and management of the Company. These rights include, but are not limited to, preemptive rights, rights of first refusal, tag-along rights and certain other restrictions on the transfer of the shares of the Company’s common stock owned by the parties to the stockholders agreement.

Under the stockholders agreement, if Mr. Wynn, Aruze USA or Baron Asset Fund purchase shares of the Company’s common stock from the Company in a private placement on terms and conditions that are not offered to the other parties to the agreement, the purchasing stockholder must afford the other parties preemptive rights. These preemptive rights will allow the non-purchasing parties to purchase that number of shares in the purchasing stockholder’s allotment of private placement shares that is necessary to maintain the parties’ shares in the same proportion to each other that existed prior to the private placement.

In addition, under the stockholders agreement, the parties granted each other a right of first refusal on their respective shares of the Company’s common stock. Under this right of first refusal, if any such stockholder wishes to transfer any of his or its shares of the Company’s common stock to anyone other than a permitted transferee (as defined in the agreement), and has a bona fide offer from any person to purchase such shares, the stockholder must first offer the shares to the other parties to the stockholders agreement on the same terms and conditions as the bona fide offer. In addition to this right of first refusal, Mr. Wynn and Aruze USA also granted each other and Baron Asset Fund a tag-along right on their respective shares of the Company’s common stock. Under this tag-along right, Mr. Wynn and Aruze USA, before transferring his or its shares to any person other than a permitted transferee, must first allow the other parties to the agreement to participate in such transfer on the same terms and conditions.

The stockholders agreement also provides that, upon the institution of a bankruptcy action by or against a party to the stockholders agreement, the other parties to the agreement will be given an option to purchase the bankrupt stockholder’s shares of the Company’s common stock at a price to be agreed upon by the bankrupt stockholder and the other stockholders, or, if a price cannot be agreed upon by such stockholders, at a price equal to their fair market value. In addition, under the stockholders agreement, if there is a direct or indirect change of control of any party to the agreement, other than Baron Asset Fund, the other parties to the agreement have the option to purchase the shares of the Company’s common stock held by the party undergoing the change in control. Under the agreement, a stockholder may assign its options to the Company.

In addition, under the stockholders agreement, Mr. Wynn and Aruze USA have agreed to vote their shares of the Company’s common stock for a slate of directors, a majority of which will be designated by Mr. Wynn, of which at least two will be independent directors, and the remainder of which will be designated by Aruze USA.

Buy-Out of Aruze USA Stock.    Stephen A. Wynn, Kazuo Okada, Aruze USA, Aruze Corp. and the Company have entered into arrangements which provide that if any Nevada gaming license application of Aruze USA, Aruze Corp. or Kazuo Okada concerning Aruze USA’s ownership of the Company’s stock is denied by gaming authorities or requested to be withdrawn or is not filed within 90 days after the filing of the Company’s application, Mr. Wynn may elect to purchase the shares owned by Aruze USA in the Company. Mr. Wynn may pay this purchase price with a promissory note. If Mr. Wynn chooses not to exercise his right to purchase the shares, the Company has the right to require him to purchase the shares, including with a promissory note. The Company has granted Mr. Wynn certain demand registration rights and piggyback registration rights with respect to any shares he purchases from Aruze USA under these buy-out arrangements.

Wynn Design & Development.    Wynn Design & Development, a wholly-owned indirect subsidiary of the Company, is responsible for the design and architecture of Wynn Las Vegas (except for the Aqua Theatre showroom) and for managing construction costs and risks associated with the Wynn Las Vegas project. Wynn Design & Development will also have similar responsibilities for the Company’s hotel and casino construction project in Macau. Nevada law requires that a firm licensed as a professional architectural organization certify architectural plans. These architectural services for the Wynn Las Vegas project will be provided by the firm of Butler/Ashworth Architects, Ltd., LLC. In return for these services, the Butler/Ashworth firm will be paid $1.00 and reimbursed for certain expenses it incurs in providing the architectural services. The principals of the Butler/Ashworth firm are DeRuyter O. Butler and Glen Ashworth, both of whom are employees of Wynn Design & Development. Mr. Butler is Executive Vice President of Wynn Design & Development. Wynn Design & Development is the only client of the Butler/Ashworth firm and pays the salaries and benefits of Messrs. Butler and Ashworth. The Company has no ownership interest in Butler/Ashworth.

Art Gallery.    We operate an art gallery at the former premises of The Desert Inn in which we display paintings from The Wynn Collection. The art gallery will close during 2004 and reopen in 2005 in its new space in Wynn Las Vegas. The Company originally leased The Wynn Collection from Stephen A. and Elaine P. Wynn at a monthly rate equal to the gross revenue received by the gallery each month, less direct expenses, subject to a monthly cap. In August 2002, the lease terms were amended to reduce the rental fee paid to Mr. and Mrs. Wynn to one-half of the net revenue, if any, of the gallery. Under the August 2002 amendment Mr. and Mrs. Wynn were required to reimburse the Company for the gallery’s net losses. From inception to May 31, 2003, the gallery incurred $103,293 of net losses that were reimbursed by Mr. and Mrs. Wynn and, accordingly, the Company did not make any lease payments during this period. Effective June 1, 2003, the lease terms were further amended. Under the terms of the June 1, 2003 amendment, Mr. and Mrs. Wynn agreed to lease The Wynn Collection to the Company for an annual fee of $1, and the Company is entitled to retain all revenues from the public display of the Wynn Collection and the related merchandising revenues. The Company is responsible for all expenses incurred in exhibiting and safeguarding The Wynn Collection, including the cost of insurance (including terrorism insurance) and taxes relating to the rental of the Wynn Collection.

Aircraft Arrangements.    From January 2002 until May 30, 2002, Valvino used a Bombardier Global Express aircraft in its business operations. The aircraft was owned by World Travel, LLC (“World Travel”) and was leased to and operated by Las Vegas Jet. Las Vegas Jet and World Travel were owned entirely by Stephen A. Wynn. On May 30, 2002, Mr. Wynn sold World Travel and Las Vegas Jet to Valvino for approximately $38.2 million (consisting of approximately $9.7 million in cash and the release of Mr. Wynn from a guarantee on the approximately $28.5 million of remaining indebtedness of World Travel secured by the aircraft), the amount that World Travel paid for the aircraft. Following the Company’s initial public offering in October 2002, Wynn Las Vegas refinanced the indebtedness on the aircraft through the use of one of its credit facilities.

World Travel continues to lease the aircraft to Las Vegas Jet. Las Vegas Jet operates the aircraft for the Company and its subsidiaries. In addition, Stephen A. Wynn, Mr. Kramer and Mr. Schorr have time-sharing agreements with the Company covering their personal use of our aircraft that requires each such executive to pay us the lesser of (1) his and his family’s share of the direct costs incurred by us in operating the aircraft or (2) the amount required by applicable federal aviation regulations. During 2003, the following amounts were paid to the Company pursuant to these timesharing arrangements: Stephen A. Wynn ($252,588); Mr. Kramer ($18,362); and Mr. Schorr ($77,297).

Reimbursable Costs.    We periodically incur costs on Mr. Wynn’s and certain other officers’ behalf, including costs with respect to personal use of the corporate aircraft, household employees at Mr. and Mrs. Wynn’s residence, personal legal fees, construction work at Mr. and Mrs. Wynn’s home and other personal purchases. Mr. Wynn and other officers have deposits with the Company to prepay any such items. These deposits are replenished on an ongoing basis as needed. At December 31, 2003, the Company’s net liability to Mr. Wynn and other officers was approximately $60,000.

Tax Indemnification Agreement.    Stephen A. Wynn, Aruze USA, Baron Asset Fund, and the Kenneth R. Wynn Family Trust (referred to collectively as the “Valvino members”), Valvino and the Company have entered into a tax indemnification agreement relating to their respective income tax liabilities. Prior to the contribution of the Valvino membership interests to the Company, the income and deductions of Valvino passed through to the Valvino members under the rules governing partnerships for federal tax purposes and were taken into account by them at their personal tax rates. Commencing upon the contribution of the Valvino membership interests to the Company, income and deductions are to be treated as income and deductions of the Company and are to be taken into account by it at applicable corporate tax rates. A reallocation of deductions of Valvino from the period prior to the contribution to the period commencing upon the contribution, or a reallocation of income of the Company from the period commencing upon the contribution to the period prior to the contribution, would increase the amount of taxable income (or decrease the amount of loss) reported by the Valvino members and decrease the amount of taxable income (or increase the amount of loss, including carryforwards, or increase the amount of tax basis in the assets) of the Company. Accordingly, the tax indemnification agreement generally provides that the Valvino members will be indemnified by the Company and its subsidiaries for additional tax costs (including interest and penalties) caused by reallocations that increase the taxable income or decrease the tax loss of the

Valvino members for the period prior to the contribution of the Valvino membership interests. Any payment made pursuant to the agreement by the Company or any of its subsidiaries to the Valvino members may be non-deductible for income tax purposes.

Legal and Advisory Services.    In 2003, the Company utilized the services of a law firm and an advisory services firm in which Edward Wayson has a one hundred percent interest and a fifty percent interest, respectively. Edward Wayson is the brother of D. Boone Wayson, one of the Company’s directors. During 2003, the Company paid $23,052 to the law firm and $124,769 to the advisory firm, although $75,586 of this amount was a reimbursement of expenses to a party unrelated to Edward Wayson. D. Boone Wayson has no interest in either business.

Employment of Seth Schorr.    During 2003, Seth Schorr, the adult son of Mr. Schorr, was employed by Las Vegas Jet, LLC, an indirect subsidiary of the Company, and seconded to Wynn Macau, S.A. at an annual salary of $75,000. Seth Schorr is no longer employed by the Company or any of its affiliates.

Employment of Kenneth Wynn.    During 2003, Kenneth Wynn, the brother of Mr. Wynn, was employed by Wynn Development and Design, LLC, an indirect subsidiary of the Company, at an annual salary of $250,000. Kenneth Wynn was the President of Wynn Development and Design. Kenneth Wynn is no longer employed by the Company or any of its affiliates. Kenneth Wynn forfeited his grant of restricted shares of Company common stock concurrent with his departure from the Company.

PROPOSAL NO. 2

A PROPOSAL TO APPROVE THE WYNN RESORTS, LIMITED ANNUAL PERFORMANCE BASED INCENTIVE PLAN FOR EXECUTIVE OFFICERS

The Wynn Resorts, Limited Annual Performance Based Incentive Plan for Executive Officers (the “Plan”) was adopted by the Board of Directors (the “Board”) of Wynn Resorts, Limited (the “Company”) on March 8, 2004, subject to stockholder approval.

The purpose of seeking stockholder approval of the Plan is to qualify the Plan for the performance-based exclusion from the deduction limitations under Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

Section 162(m) disallows deductions for publicly-held corporations with respect to compensation in excess of $1 million per year paid to the Chief Executive Officer and the Company’s other four most highly compensated executive officers. However, compensation payable solely on account of attainment of one of more performance goals is not subject to the deduction limitation if: (i) the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors; (ii) the material terms of the performance goals under which the compensation is to be paid are disclosed to the stockholders and approved by a majority vote; and (iii) the compensation committee certifies that the performance goals and other material terms were in fact satisfied before the compensation is paid.

The Board believes that adoption of the Plan is necessary to meet the Company’s objectives of securing, motivating and retaining officers and other employees of the Company and its subsidiaries. The principal features of the Plan are described below but are in all cases subject to the Plan itself. A copy of the full text of the Plan is attached to this Proxy Statement as Exhibit B

Description of the Principal Features of the Plan

Purpose.    The purpose of the Plan is to provide an incentive for superior performance and to motivate participating officers toward the highest levels of achievement and business results, to tie their goals and interests to those of the Company and its stockholders, and to enable the Company to attract and retain highly qualified executive officers. An additional purpose of the Plan is to serve as a qualified performance-based compensation program under Section 162(m), in order to preserve the Company’s tax deduction for compensation paid under the Plan to the Company’s most senior executive officers.

Administration.    The Plan is administered by the Compensation Committee of the Board (the “Committee”), which consists solely of “outside directors” within the meaning of Section 162(m).

Eligibility.    Those executive officers of the Company who are “covered employees” as defined under Section 162(m) of the Code are eligible to participate in the Plan. At or prior to the time that performance objectives for a performance period are established, the Committee will designate which executive officers shall participate in the Plan for such performance period (the “Participants”). A bonus award that would otherwise be payable to a Participant who is not employed by the Company on the last day of a performance period may be prorated or not paid in the discretion of the CEO, except in the case of a bonus award payable to the CEO, in which case the decision will be made in the discretion of the Committee.

Performance Goals.    The performance period with respect to which bonuses shall be calculated and paid under the Plan will generally be the Company’s fiscal year but the Committee will have the discretion to designate different performance periods. Within 90 days after the beginning of the performance period, the Committee will establish in writing, one or more performance goals, specific target objectives for the performance goals, and an objective formula or method for computing the amount of bonus compensation awardable to each Participant if the performance goals are attained. Performance goals shall be based upon one or more of the following business criteria for the Company as a whole or any of its subsidiaries or operating units: stock price; market share; gross revenue; gross margin; pretax operating income; cash flow; earnings before interest, taxes, depreciation and amortization; earnings per share; return on equity; return on invested capital or assets; return on revenues; cost reductions and savings; productivity including, but not limited to, the ability to complete major capital projects on time and within budget, and the ability to successfully meet objective project milestones during the performance year; equity capital raised; consummation of debt and equity offerings; asset management (e.g. inventory and receivable levels); compliance with contractual and legal requirements; customer satisfaction; employee satisfaction; or any increase or decrease of one or more of the foregoing over a specified period. In addition, performance goals may be based upon a Participant’s attainment of personal goals with respect to any of the foregoing performance goals, negotiating transactions and sales, or developing long-term business goals. The Committee shall have the authority to make appropriate adjustments in performance goals to reflect the impact of extraordinary items not reflected in such goals.

Maximum Bonuses.    No Participant’s bonus for any plan year shall exceed the lesser of (a) $2,500,000, and (b) (I) in the case of the Company’s Chief Executive Officer, 250% of his average base annual salary (as defined below) of the applicable performance period, and (II) in the case of all other Participants, up to a maximum of 200% of the Participant’s “average base annual salary” for the applicable performance period. The average base salary of a Participant is the average of the Participant’s base salary on the day the performance period begins and the Participant’s base salary on the day the Committee establishes the performance goals.

Limitation on Committee’s Discretion.    The Committee does not have the authority to increase the amount of the award payable to an executive officer upon attainment of a performance goal, but the Committee may, in its discretion, reduce or eliminate the amount payable to such an individual.

Committee Certification of Performance Goal Attainment.    As soon as practicable after the end of each performance period (or such sooner time as the performance goals have been met), and before any awards for a particular year can be paid, the Committee shall certify in writing to what extent the Company and the Participants have achieved the performance goals for the performance period, including the specific target objectives and the satisfaction of any other material terms of the bonus award, and the Committee shall calculate the amount of each Participant’s bonus for the performance period based upon the performance goals, objectives, and computation formulae for the performance period.

Amendments/Termination of the Plan.    The Plan may be amended or terminated by the Board, provided that no amendment of the Plan may be made without the approval of stockholders if such amendment would alter the class of individuals who are eligible to participate in the Plan, the performance criteria, or the maximum bonus payable to any Participant.

Benefits under the Plan.    Inasmuch as individual benefits under the Plan will be determined by the Committee, benefits to be paid under the Plan are not determinable at this time.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE WYNN RESORTS, LIMITED ANNUAL PERFORMANCE BASED INCENTIVE PLAN FOR EXECUTIVE OFFICERS.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors and the Audit Committee of the Board of Directors have appointed Deloitte & Touche LLP, a firm of independent public accountants, as our independent public accountants to examine and report to stockholders on the consolidated financial statements of our Company and its subsidiaries for the year 2004. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be given an opportunity to make a statement. They also will be available to respond to appropriate questions.

In May 2002, the predecessor entity of the Company decided to no longer engage Arthur Andersen LLP (“Andersen”) as its independent public accountants, and engaged the services of Deloitte & Touche LLP as its new independent public accountants. During our two fiscal years ended December 31, 2001 and through May, 2002, there were no disagreements between the Company’s predecessor and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Andersen’s satisfaction, would have caused Andersen to make reference to the subject matter of the disagreement in connection with its reports on the predecessor entity’s consolidated financial statements. None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within our fiscal years ended December 31, 2000 and 2001 or through May 2, 2002.

The reports of Andersen on the predecessor entity’s consolidated financial statements as of and for the fiscal years ended December 31, 2000 and 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

In its letter dated June 17, 2002 to the Office of the Chief Accountant of the SEC, Andersen stated that it agreed with the statements in the preceding two paragraphs. This letter was originally filed as exhibit 16.1 to Amendment No. 2 of our Registration Statement on Form S-1 filed on August 26, 2002 (File No. 333-90600).

The following table shows the fees paid or accrued by the Company for audit and other services provided by Deloitte & Touche LLP during each of the fiscal years ended December 31, 2003 and December 31, 2002:

	Aggregate Fees
Category	2003	2002
Audit fees	$225,839	$683,747
Audit related fees	12,803	11,092
Tax fees	518,944	748,897
All other fees	—	—

“Audit fees” includes the aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the reviews of our consolidated financial statements for the quarterly periods ended March 31, June 30, and September 30, and for the audit of our consolidated financial statements and the consolidated financial statements of certain of our subsidiaries for the year ended December 31. “Audit fees” also includes amounts billed for services provided in connection with the filing of our registration statements with the SEC in 2002 and 2003, as well as the re-audits of our consolidated financial statements for the years ended December 31, 2001 and 2000, performed during 2002 by Deloitte & Touche LLP at our request. “Audit related fees” is the aggregate fees billed by Deloitte & Touche LLP for audits of the Company’s defined contribution employee benefit plan. “Tax fees” include fees for tax compliance, consulting and other tax assistance. “All other fees” relate to all other services rendered by Deloitte & Touche LLP at our request. The Audit Committee has considered whether the provision of all services rendered was compatible with maintaining Deloitte & Touche LLP’s independence.

During each of the fiscal years ended December 31, 2000 and December 31, 2001 and through May 2, 2002, we did not consult with Deloitte & Touche LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K. The Audit Committee recently adopted a written policy regarding the pre-approval of audit and permissible non-audit services rendered by Deloitte & Touche LLP. Prior to adoption of such policy, the Audit Committee’s practice was to pre-approve all audit and permissible non-audit services rendered by Deloitte & Touche LLP.

Stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent public accountants is not required under Nevada law or under the Company’s Articles of Incorporation or By-Laws. If the stockholders do not ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for 2004, the Audit Committee will evaluate what would be in the best interests of the Company and its stockholders and consider whether to select new independent auditors for the current year or whether to wait until the completion of the audit for the current year before changing independent auditors. Even if the stockholders ratify the selection of Deloitte & Touche LLP, the Audit Committee, in its discretion, may direct the appointment of a different independent public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

In order to be adopted, this proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and voting at the Annual Meeting, excluding abstentions.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR 2004.

OTHER MATTERS

The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons named in the proxy will vote the proxies in their discretion.

STOCKHOLDER PROPOSALS

For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2005 Annual Meeting, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934. Such proposals must be received by the Company at its offices at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109 no later than December 24, 2004. In addition, our Bylaws provide for notice procedures to recommend a person for nomination as a director and to propose business to be considered by stockholders at a meeting. The Company will have discretionary authority to vote shares under proxies we solicit concerning matters of which we did not have notice at least 60 days and not more than 90 days prior to the date of the meeting, or no later than 10 days from the public announcement of the meeting, if later, and, to the extent permitted by law, on any other business that may properly come before the Annual Meeting and any adjournments. The Chairman of the Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Exhibit A

CHARTER OF THE

NOMINATING AND CORPORATE GOVERNANCE

COMMITTEE OF THE BOARD OF DIRECTORS OF

WYNN RESORTS, LIMITED

ADOPTED AS OF MARCH 26, 2003

ARTICLE I

FORMATION AND PURPOSE

The Board of Directors (the “Board”) of Wynn Resorts, Limited (the “Corporation”) has established the Nominating and Corporate Governance Committee of the Board (the “Committee”) pursuant to Section 78.125 of the Nevada Revised Statutes and Article III, Section 3.17(c) of the Corporation’s Third Amended and Restated Bylaws. The purposes of the Committee shall be to recommend to the Board individuals qualified to serve as directors of the Corporation and on committees of the Board; to advise the Board with respect to Board composition, procedures and committees; and to develop and recommend to the Board a set of, and advise the Board with respect to, corporate governance principles applicable to the Corporation; to oversee the evaluation of the Board and the Corporation’s management.

ARTICLE II

COMPOSITION

The Committee shall be comprised of not less than two (2) members of the Board. Subject to the foregoing, the exact number of members of the Committee shall be fixed and may be changed from time by resolution duly adopted by the Board. The qualifications of Committee membership shall be as follows:

•	All of the members of the Committee shall be “independent directors” as defined in Rule 4200(a) of the National Association of Securities Dealers, Inc. Marketplace Rules for The Nasdaq Stock Market (the “Nasdaq Rules”), as such rule may be modified or supplemented. Rule 4200(a) of the Nasdaq Rules, shall be annexed hereto as Exhibit A, and, the form of such Exhibit initially annexed hereto shall be updated from time to time to reflect any modification or supplementation of such rules or definitions.

ARTICLE III

MEETINGS AND PROCEDURES

The Committee shall keep regular minutes of its meetings and shall meet at least two (2) times annually or more frequently as circumstances require. The Board shall designate one member of the Committee as its Chairman. Meetings and actions of the Committee shall be governed by, and held and taken in accordance with, the provisions of the Corporation’s Bylaws, with such changes in the context of those Bylaws as necessary to substitute the Committee, the Chairman of the Committee and its members for the Board, the Chairman of the Board and its members. Regular meetings of the Committee may be held at such time and such place as the Committee determines from time to time.

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that no subcommittee shall consist of fewer than one member; and provided further that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or qualification requirement to be exercised by the Committee as a whole.

The Committee may request that any directors, officers or employees of the Corporation, or any other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee. The Committee shall make regular reports to the Board concerning its activities.

ARTICLE IV

FUNCTIONS, POWERS AND DUTIES

A.    Board Candidates and Nominees

The Committee shall have the following functions, powers and duties with respect to Board candidates and nominees:

(a)  To establish procedures for evaluating the suitability of potential director nominees proposed by management or stockholders.

(b)  To recommend to the Board the director nominees for election by the stockholders or appointment by the Board, as the case may be, pursuant to the Bylaws of the Corporation. Such criteria include the possession of such knowledge, experience, skills, expertise and diversity so as to enhance the Board’s ability to manage and direct the affairs and business of the Corporation, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties and/or to satisfy any independence, financial expertise or other requirements imposed by law, regulation or qualification requirement of the National Association of Securities Dealers (the “NASD”), the Nevada State Gaming Control Board or any other relevant licensing board or regulatory authority.

B.    Board Composition and Procedures

The Committee shall have the following functions, powers and duties with respect to the composition and procedures of the Board as a whole:

(a)  To review annually with the Board the composition of the Board as a whole and to recommend, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, depth and diversity of experience, skills and expertise required for the Board as a whole and contains at least the minimum number of Independent Directors required by, and satisfies any other requirements of, the NASD or any rules or regulations promulgated by the Securities and Exchange Commission.

(b)  To review periodically the size of the Board and to recommend to the Board any changes the Committee deems appropriate.

(c)  To make recommendations on the frequency and structure of Board meetings.

(d)  To make recommendations concerning any other aspect of the procedures of the Board that the Committee considers warranted, including, but not limited to, procedures with respect to the waiver by the Board of any Corporation rule, guideline, procedure or corporate governance principle.

C.    Board Committees

The Committee shall have the following functions, powers and duties with respect to the committee structure of the Board:

(a)  To make recommendations to the Board regarding the size and composition of each standing committee of the Board, including the identification of individuals qualified to serve as members of the Committee and all other committees, and to recommend individual directors to fill any vacancy that might occur on a committee (including the Committee).

(b)  To monitor the functioning of the committees of the Board and to make recommendations for any changes, including the creation and elimination of committees.

(c)  To review annually committee assignments and any policy with respect to the rotation of committee memberships and/or chairpersonships, and to report any recommendations to the Board.

(d)  To recommend that the Board establish such special committees as may be desirable or necessary from time to time in order to address ethical, legal or other matters that may arise. The Committee’s power to make such a recommendation under this Charter shall be without prejudice to the right of any other committee of the Board, or any individual director, to make such a recommendation at any time.

D.    Corporate Governance

The Committee shall have the following functions, powers and duties with respect to corporate governance:

(a)  To develop and recommend to the Board a set of corporate governance principles for the Corporation, which shall be consistent with all applicable laws, regulations and qualification requirements. At a minimum, the corporate governance principles developed and recommended by the Committee shall address the following:

i.	Director qualification standards. The qualification standards established by the Committee must reflect, at a minimum, the independence requirements of the NASD. The Committee shall also develop policies regarding director tenure, retirement and succession, and shall consider whether it is in the best interest of the Corporation to limit the number of corporate boards on which a director may serve.

ii.	Director responsibilities.

iii.	Director access to management and, as necessary and appropriate, independent advisors.

iv.	Director orientation and continuing education.

v.	Management succession, including policies and principles for the selection and performance review of the Chief Executive Officer, as well as policies regarding succession in the event of an emergency or the retirement of the Chief Executive Officer.

(b)  To review periodically, and at least annually, the corporate governance principles adopted by the Board to assure that they are appropriate for the Corporation and comply with the requirements of the NASD, and to recommend any desirable changes to the Board.

(c)  To recommend for adoption by the Board and periodically review and recommend changes to the Corporation’s Gaming Compliance Program.

(d)  To consider any other corporate governance issues that may arise from time to time and to develop appropriate recommendations for the Board.

E.    Evaluation of the Board and Management

The Committee shall be responsible for overseeing the evaluation of the Board as a whole and the management of the Corporation, including the Chief Executive Officer of the Corporation. The Committee shall establish procedures to allow it to exercise this oversight function.

ARTICLE V

EVALUATION

The Committee shall, on an annual basis, evaluate its performance under this Charter. In conducting this review, the Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope. The Committee shall address all matters that the Committee considers relevant to its performance, including at least the following: the adequacy, appropriateness and quality of the information and recommendations presented by the Committee to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

The Committee shall deliver to the Board a report setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Corporation’s or the Board’s policies or procedures.

ARTICLE VI

INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may retain, at the Corporation’s expense, such independent counsel or other advisers as it deems necessary. The Committee shall have the sole authority to retain or terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms, with such fees to be borne by the Corporation.

Exhibit B

WYNN RESORTS, LIMITED

ANNUAL PERFORMANCE BASED INCENTIVE PLAN

FOR EXECUTIVE OFFICERS

PURPOSE

The WYNN RESORTS, LIMITED Annual Performance Based Incentive Plan for Executive Officers (the “Plan”) is an annual short-term incentive plan designed to reward executive officers of WYNN RESORTS, LIMITED (the “Company”), for achieving preestablished corporate performance goals. The Plan is intended to provide an incentive for superior performance and to motivate participating officers toward the highest levels of achievement and business results, to tie their goals and interests to those of the Company and its stockholders, and to enable the Company to attract and retain highly qualified executive officers. The Plan is also intended to preserve the Company’s tax deduction for bonus compensation paid to executive officers by meeting the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE 1

ELIGIBILITY AND PARTICIPATION

Section  1.1    Participation in the Plan is limited to those executive officers of the Company who are “covered employees” as defined under Section 162(m) of the Code. At or prior to the time that performance objectives for a “Performance Period” are established, as defined in Section 2.2 below, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) will designate which executive officers shall participate in the Plan for such Performance Period (the “Participants”).

ARTICLE 2

PLAN YEAR, PERFORMANCE PERIODS AND PERFORMANCE OBJECTIVES

Section  2.1    The performance period with respect to which bonuses shall be calculated and paid under the Plan (the “Performance Period”) shall generally be the fiscal year beginning on January 1 and ending on December 31 (the “Plan Year”); provided, however, that the Committee shall have the authority to designate different Performance Periods under the Plan.

Section  2.2    Within the first ninety days of each Performance Period, the Committee shall establish in writing, with respect to such Performance Period, one or more performance goals, a specific target objective or objectives with respect to such performance goals, and an objective formula or method for computing the amount of bonus compensation awardable to each Participant if the performance goals are attained. Notwithstanding the foregoing sentence, for any Performance Period, such goals, objectives and formulae must be established within that number of days, beginning on the first day of such Performance Period, which is no more than twenty-five percent of the total number of days in such Performance Period.

Section  2.3    Performance goals shall be based upon one or more of the following business criteria for the Company as a whole or any of its subsidiaries or operating units: stock price; market share; gross revenue; gross margin; pretax operating income; cash flow; earnings before interest, taxes, depreciation and amortization; earnings per share; return on equity; return on invested capital or assets; return on revenues; cost reductions and savings; productivity including, but not limited to, the ability to complete major capital projects on time and within budget, and the ability to successfully meet objective project milestones during the performance year; equity capital raised; consummation of debt and equity offerings; asset management (e.g. inventory and receivable levels); compliance with contractual and legal requirements; customer satisfaction; employee satisfaction; or, any increase or decrease of one or more of the foregoing over a specified period. In addition, performance goals may be based upon a Participant’s attainment of personal goals with respect to any of the foregoing performance goals, negotiating transactions and sales, or developing long-term business goals. Measurements of the Company’s or a Participant’s performance against the performance goals established by the Committee shall be objectively determinable and, to the extent they are expressed in standard accounting terms, shall be determined according to generally accepted accounting principles as in existence on the date on which the performance goals are established. The Committee shall have the authority to make appropriate adjustments in performance goals to reflect the impact of extraordinary items not reflected in such goals. For purposes of the Plan, extraordinary items shall be defined as (1) any profit or loss attributable to acquisitions or dispositions of stock or assets, (2) any changes in accounting standards or treatments that may be required or permitted by the Financial Accounting Standards Board or adopted by the Company or its subsidiaries after the goal is established, (3) all items of gain, loss or expense for the year related to restructuring charges for the Company or its subsidiaries, (4) all items of gain, loss or expense for the year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business, (5) all items of gain, loss or expense for the year related to discontinued operations that do not qualify as a segment of a business as defined in APB Opinion No. 30 (or successor literature), (6) the impact of capital expenditures, (7) the impact of share repurchases and other changes in the number of outstanding shares, and (8) such other items as may be prescribed by Section 162(m) of the Code and the treasury regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions and any changes thereto.

ARTICLE 3

DETERMINATION OF BONUS AWARDS

Section  3.1    As soon as practicable after the end of each Performance Period (or such sooner time as the performance goals have been met), the Committee shall certify in writing to what extent the Company and the Participants have achieved the performance goal or goals for such Performance Period, including the specific target objectives and the satisfaction of any other material terms of the bonus award, and the Committee shall calculate the amount of each Participant’s bonus for such Performance Period based upon the performance goals, objectives, and computation formulae for such Performance Period established pursuant to Section 2.2 above. The Committee shall have no discretion to increase the amount of any Participant’s bonus as so determined, but may reduce or totally eliminate any Participant’s bonus if it determines, in its sole and absolute discretion, that such a reduction or elimination is appropriate with respect to the Participant’s performance or any other factors material to the goals, purposes, and administration of the Plan.

Section  3.2    No Participant’s bonus for any Plan Year shall exceed the lesser of (a) $2,500,000 and (b) (I) in the case of the Company’s Chief Executive Officer, 250% of the participant’s “average base annual salary” (as defined below) of the applicable Performance Period, and (II) in the case of all other Participants, up to a maximum of 200% of the Participant’s “average base annual salary” of the applicable Performance Period.

Section  3.3    The average base annual salary of a Participant shall be the average of a Participant’s base annual salary as in effect as of (a) the first day of such Performance Period, and (b) the date the Committee shall establish the performance goals, objectives and computation formulae for such Performance Period pursuant to Section 2.2 above.

ARTICLE 4

PAYMENT OF BONUS AWARDS

Section  4.1    Approved bonus awards shall be payable by the Company in cash, stock, or options, or a combination thereof, to each Participant, or to the Participant’s estate in the event of the Participant’s death, as soon as practicable after the Committee has certified in writing pursuant to Section 3.1 that the relevant performance goals were achieved.

Section  4.2    A bonus award that would otherwise be payable to a Participant who is not employed by the Company or one of its subsidiaries on the last day of a Performance Period or on such sooner date as the performance goals have been met may be prorated or not paid in the discretion of the CEO, except in the case of a bonus award payable to the CEO in which case the decision will be made in the discretion of the Committee.

ARTICLE 5

OTHER TERMS AND CONDITIONS

Section  5.1    No bonus awards shall be paid under the Plan unless and until the material terms (within the meaning of the Code and regulations promulgated thereunder) of the Plan, including the business criteria described in Section 2.3 above, are approved by the stockholders in accordance with Section 6.7 below.

Section  5.2    No person shall have any legal claim to be granted a bonus award under the Plan and the Committee shall have no obligation to treat Participants uniformly. Except as may be otherwise required by law, bonus awards under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary. Bonuses awarded under the Plan shall be payable from the general assets of the Company and no Participant shall have any claim with respect to any specific assets of the Company.

Section  5.3    Neither the Plan nor any action taken under the Plan shall be construed as giving any employee the right to be retained in the employ of the Company or any subsidiary or to obligate the Company or any subsidiary to maintain any employee’s compensation at any level.

Section  5.4    The Company or any of its subsidiaries may deduct from any award any applicable withholding taxes or any amounts owed by the employee to the Company or any of its subsidiaries.

Section  5.5    The Plan and the granting and payment of bonus awards, and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

Section  5.6    Bonus awards shall not be transferable by a Participant except upon the Participant’s death following the end of the performance period but prior to the date payment is made, in which case the bonus award shall be transferable by will or the laws of descent and distribution.

Section  5.7    The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to a bonus award, nothing contained in the Plan or any bonus award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

ARTICLE 6

ADMINISTRATION

Section  6.1    All members of the Committee shall be persons who qualify as “outside directors” as defined under Section 162(m) of the Code. Until changed by the Board, the Compensation Committee of the Board shall constitute the Committee hereunder.

Section  6.2    The Committee shall have full power and authority to administer and interpret the provisions of the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable.

Section  6.3    Except with respect to matters which under the Code are required to be determined in the sole and absolute discretion of the Committee, the Committee shall have full power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan’s terms, including adopting and enforcing rules to decide procedural and administrative issues.

Section  6.4    The Committee may rely on opinions, reports or statements of officers or employees of the Company or any subsidiary thereof and of Company counsel (inside or retained counsel), public accountants and other professional or expert persons.

Section  6.5    The Board reserves the right to amend or terminate the Plan in whole or in part at any time. Unless otherwise prohibited by applicable law, any amendment required to conform the Plan to the requirements of the Code may be made by the Committee. No amendment may be made to the class of individuals who are eligible to participate in the Plan, the performance criteria specified in Section 2.3 or the maximum bonus payable to any Participant as specified in Section 3.2 without stockholder approval unless stockholder approval is not required in order for bonuses paid to Participants to constitute qualified performance-based compensation under Section 162(m) of the Code.

Section  6.6    The place of administration of the Plan shall be the State of Nevada, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Nevada (without giving effect to conflicts of law principles).

Section  6.7    The Plan shall take effect upon its adoption by the Board; provided, however, that the Plan shall be subject to the requisite approval of the stockholders of the Company in order to comply with Section 162(m) of the Code. In the absence of such approval, the Plan (and any bonus awards made pursuant to the Plan prior to the date of such approval) shall be null and void.

Section  6.8    The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.

WYNN RESORTS, LIMITED

Proxy For Annual Meeting Of Stockholders

To Be Held On May 4, 2004

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of Wynn Resorts, Limited, a Nevada corporation (the “Company”), hereby appoints Stephen A. Wynn, Ronald J. Kramer and Marc H. Rubinstein or any of them, as proxies for the undersigned, each with full power of substitution to attend the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 4, 2004 at 11:00 a.m., local time, held at the Executive Offices of Wynn Resorts, Limited, South Tower Lobby, 3145 Las Vegas Boulevard South, Las Vegas, Nevada, 89109, and at any adjournment(s) or postponement(s) thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such Annual Meeting and otherwise to represent the undersigned at the Annual Meeting, with the same effect as if the undersigned were present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as they may determine on any other matters that may properly come before the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement and revokes any proxy previously given with respect to such shares.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 & 3

(Continued and to be signed on reverse side)

FOLD AND DETACH HERE

WYNN RESORTS, LIMITED

PLEASE VOTE, DATE AND SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

1.	To elect the following four Class II directors to serve as such until the 2007 Annual Meeting of Stockholders and until their successors are elected and qualified, or until such director’s earlier death, resignation or removal:

Nominees:	Stephen A. Wynn
Alvin V. Shoemaker
D. Boone Wayson
Stanley R. Zax

[    ] FOR ALL NOMINEES             [    ] WITHHOLD AS TO ALL NOMINEES

FOR ALL NOMINEES(S) (Except as written below)

2.	To approve the Wynn Resorts, Limited Annual Performance Based Incentive Plan for Executive Officers.

[    ] FOR                    [    ] AGAINST                    [    ] ABSTAIN

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004.

[    ] FOR                    [    ] AGAINST                    [    ] ABSTAIN

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

[    ] CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” THE FOREGOING PROPOSALS AND OTHERWISE IN THE DISCRETION OF THE PROXIES AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

Signature                             Signature if held jointly

Dated                    , 2004.

Please sign exactly as your name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian or as an officer, signing for a corporation or other entity, please give full title under signature.

Fold and Detach Here